Exhibit 23


                         [Great Western Letterhead]


                                                               May 23, 1997


Dear Great Western Stockholder:

        As you know, your Board of Directors has strongly recommended that you approve Great Western's strategic merger with Washington Mutual. We thought you might be interested in reviewing the enclosed summary of why we believe the Great Western/Washington Mutual combination is superior in every way.

                            VOTE GREEN AND GOLD!

        Remember, you can help pave the way for prompt completion of the Washington Mutual merger. We urge you to sign, date and return:

o The enclosed GREEN proxy card to vote FOR the Washington Mutual merger at the Special Meeting,

        AND

o The enclosed GOLD proxy card to vote FOR the Board's nominees and AGAINST each of the other proposals at the Annual Meeting.

        YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU MAY OWN. Please sign and date the GREEN and GOLD cards and return BOTH of them today in the enclosed postage-paid envelope.

        If you have any questions about how to vote your shares, please call our proxy solicitor, Georgeson & Company Inc., toll-free at 1-800-223-2064.

        Thank you for your continued support.

                             Sincerely,


/s/John F. Maher                                   /s/James F. Montgomery
John F. Maher                                      James F. Montgomery
President and Chief                                Chairman of the Board
Executive Officer